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                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                           NINE MONTHS
                              ENDED               YEAR ENDED DECEMBER 31,
                          SEPTEMBER 30, --------------------------------------------
                              1996        1995     1994     1993     1992     1991
(DOLLARS IN MILLIONS)     ------------- -------- -------- -------- -------- --------
Earnings
  1. Net income from
   continuing operations
   before cumulative
   effect...............    $  568.4    $  568.1 $  313.5 $  360.7 $  213.0 $  263.4
  2. Applicable income
   taxes................       355.0       334.3    191.8    198.6    115.7     30.3
                            --------    -------- -------- -------- -------- --------
  3. Income before taxes
   (1 + 2)..............    $  923.4    $  902.4 $  505.3 $  559.3 $  328.7 $  293.7
                            ========    ======== ======== ======== ======== ========
  4. Fixed charges:
     a. Interest expense
    excluding interest
    on deposits.........    $  332.0    $  398.3 $  271.4 $  148.0 $  155.4 $  228.3
     b. Portion of rents
    representative of
    interest and
    amortization of debt
    expense.............        21.0        29.0     30.2     34.8     36.7     34.4
                            --------    -------- -------- -------- -------- --------
     c. Fixed charges
    excluding interest
    on deposits (4a +
    4b).................       353.0       427.3    301.6    182.8    192.1    262.7
     d. Interest on
    deposits............       507.1       706.7    597.3    648.3    797.7  1,125.9
                            --------    -------- -------- -------- -------- --------
     e. Fixed charges
    including interest
    on deposits (4c +
    4d).................    $  860.1    $1,134.0 $  898.9 $  831.1 $  989.8 $1,388.6
                            ========    ======== ======== ======== ======== ========
  5. Amortization of
   interest capitalized.    $    --     $    --  $    --  $    --  $     .3 $     .3
  6. Earnings excluding
   interest on deposits
   (3 + 4c + 5).........     1,276.4     1,329.7    806.9    742.1    521.1    556.7
  7. Earnings including
   interest on deposits
   (3 + 4e + 5).........     1,783.5     2,036.4  1,404.2  1,390.4  1,318.8  1,682.6
  8. Fixed charges
   excluding interest on
   deposits (4c)........       353.0       427.3    301.6    182.8    192.1    262.7
  9. Fixed charges
   including interest on
   deposits (4e)........       860.1     1,134.0    898.9    831.1    989.8  1,388.6
Ratio of Earnings to
 Fixed Charges:
 10. Excluding interest
   on deposits (line 6 /
   line 8)..............        3.62        3.11     2.68     4.06     2.71     2.12
 11. Including interest
   on deposits (line 7 /
   line 9)..............        2.07        1.80     1.56     1.67     1.33     1.21
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